EXHIBIT 21

SUBSIDIARIES OF THE GENLYTE GROUP INCORPORATED
DECEMBER 31, 2006

The Genlyte Group Incorporated has the following subsidiaries, 100% owned, except as noted:

Genlyte Receivables Corporation, a Delaware corporation
Genlyte Thomas Group LLC, a Delaware limited liability company
Genlyte Thomas Group Nova Scotia ULC, a Canadian unlimited liability company
        GTG International Acquisitions LP, a Canadian limited partnership
Lightolier De Mexico, S.A. De C.V., a Mexican corporation
Lumec Holding Corp., a Canadian corporation
USS Manufacturing Inc., a Canadian corporation
    Lumec, Inc., a Canadian corporation
Ledalite Architectural Products, a Canadian limited partnership
Shakespeare Composite Structures LLC, a Delaware limited liability company
Carsonite Composites LLC, a Delaware limited liability company
New Oxford Aluminum LLC, a Delaware limited liability company
Thomas De Mexico, S.A. De C.V., a Mexican corporation
Translite Limited, a U.K. corporation
             Sonoma Lighting, a U.K. corporation
     Translite Sonoma, LLC, a Delaware limited liability company
Strand Lighting Inc., a Delaware corporation
Strand Lighting Asia Limited, a Hong Kong limited liability company
Genlyte Canadian Holdings, LLC, a Delaware limited liability company
    GTG Intangible Holdings, LLP, a Delaware limited liability partnership
         Genlyte Intangible Inc., a Delaware corporation
Canlyte Inc., a Canadian corporation
JJI Lighting Group Inc., a Delaware corporation
Yort Inc., a California corporation
JJI Lighting Group GmbH Europe, a German corporation
      Hoffmeister Leuchten GmbH, a German corporation
Ljusgruppen AB, a Sweden corporation
      Hoffmeister-Leuchten Gesellschaft m.b.H., an Austria corporation
Genlyte Nova Scotia CLP, a Canadian unlimited liability company
Genlyte Nova Scotia CGP, a Canadian unlimited liability company
            Genlyte International Acquisitions, a Canadian limited partnership